Exhibit 10.1

April 17, 2015

Ben Plummer

Via Hand Delivery

Dear Ben:

In connection with the termination of your employment with Datawatch Corporation (the “Company”) as of Friday, May 1, 2015 (the “Separation Date”), you will be eligible to receive the severance benefits described in Paragraph 1 below if (a) you sign and deliver this letter agreement (“Agreement”) to me by Monday, May 11, 2015, and (b) do not revoke your signature within seven (7) days thereafter.

By signing and returning this Agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in Paragraph 3 below. Therefore, you are advised to consult with an attorney of your own choosing before signing this Agreement and you have been given at least twenty-one (21) days to do so. If you sign this Agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it, as described more fully in Paragraph 16(vi) below. If you do not so revoke, this Agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

If you choose not to sign and return this Agreement by Monday, May 11, 2015, if you breach any of the terms of the Agreement prior to signing it, or if you revoke your signature during the Revocation Period, you shall not receive the severance benefits outlined in Paragraph 1 below from the Company and this offer and Agreement will become null and void. You will, however, receive payment on your termination for your final wages and any unused vacation time accrued through the Separation Date. Also, regardless of signing this Agreement, if eligible, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law (the terms for that opportunity will be set forth in a separate written notice). Your eligibility to participate in any other employee benefit plans and programs of the Company ceases on the Separation Date. You may be eligible to apply for unemployment compensation.

In addition, the terms of the October 2, 2012 Proprietary Information, Inventions and Non-Competition Agreement (the “Non-Competition Agreement”) which you signed as a condition of your employment with the Company, shall continue in full force and effect regardless of whether you enter into this Agreement.

With those understandings, the following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this Agreement and do not revoke it within the Revocation Period:

Datawatch Corporation | 271 Mill Road | Quorum Office Park | Chelmsford, MA 01824 | T: 978.441.2200 | F: 978.441.1114 | www.datawatch.com

1.	Severance Benefits - If you timely sign, return, and do not revoke this Agreement, and if you comply fully with its terms, the Company will:

(A) provide you with payments in equal semi-monthly installments at your semi-monthly base salary rate ($12,500.00 for a period of nine months (the “Severance Pay”);

(B) if you elect continuing COBRA health insurance coverage, continue its present level of contribution to the payment of your medical and dental insurance premiums (the “Benefits Continuation”) through the earlier of January 31, 2016, (ii) your acceptance of employment with another individual or entity, or (iii) your becoming eligible for medical benefits under any plan covering a member of your immediate family. You agree that in the event that either (B) or (C) occurs prior to January 31, 2016, you will immediately so notify Brigid MacDonald at the Company; and

Severance Pay shall commence on the first payroll date following the Effective Date. All Severance Pay under this paragraph shall be made in accordance with the Company’s customary payroll practices and shall be subject to all applicable federal and state withholding, payroll and other taxes.

2.	Receipt of Compensation - You acknowledge and agree that as of the Separation Date, your employment, positions, officerships, and all other affiliations with the Company will end. You further acknowledge and agree that you are not owed any wages, bonuses, commissions, vacation time, severance pay, expense reimbursements, compensation or benefits from the Company other than the compensation and benefits expressly referenced in this Agreement. You further acknowledge and agree that you have received all leave or other time off under the Family Medical Leave Act and any other leave or disability laws to which you were entitled, and that you have not suffered from any workplace injuries or illnesses during your employment with the Company.

3.	General Release - In consideration of the payment of the Severance Pay, and Benefits Continuation (collectively, the “Severance Benefits”), which you acknowledge you would not otherwise be entitled to receive, you hereby voluntarily and unconditionally release and forever discharge the Company, its affiliates, parent companies, subsidiaries, predecessors, successors and assigns, and all of their respective current and former officers, directors, stockholders, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) generally from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature (collectively, “Claims”), which you ever had or now have against the Released Parties, as of the date you sign this Agreement. This release includes, without limitation, all Claims:

•	relating to your employment by the Company;
•	relating to the termination of your employment with the Company;
•	for wrongful discharge, defamation, breach of privacy, intentional infliction of emotional distress, or any other tort or under common law;
•	for breach of contract, express or implied;
•	for violation of public policy, or alleged whistleblower activity;
•	relating to harassment, discrimination, retaliation, and/or civil rights;

Datawatch Corporation | 271 Mill Road | Quorum Office Park | Chelmsford, MA 01824 | T: 978.441.2200 | F: 978.441.1114 | www.datawatch.com

•	for compensation, salary, wages, bonuses, commissions, overtime, expense reimbursement, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, including any claim conferred by or arising under any state, federal or local law, including M.G.L. ch. 149 ¶¶148 and 150 (also known as the Massachusetts Wage Act); the Arizona Wage Act, the Arizona Minimum Wage Act, or any other state, federal or local wage and hour laws;
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; and
•	Claims otherwise conferred by or arising under any federal, state, and/or municipal law including but not limited to Title VII of the Civil Rights Act, the Equal Pay Act, 42 U.S.C. §1981, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Rehabilitation Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Equal Pay Act, the Arizona Occupational Health and Safety Act, Arizona Right to Work Act, Arizona Drug Testing of Employees Act, Arizona Medical Marijuana Act, and similar provisions under the laws of the Commonwealth of Massachusetts, the State of Arizona or any other state or municipality, all as amended.

Notwithstanding the foregoing, this release of claims shall not be construed to impair your right to enforce the terms of this Agreement or to file, comply with or participate in an investigation or proceeding instituted by the Equal Employment Opportunity Commission or any applicable state anti-discrimination agency (except that you acknowledge that you hereby waive any right to recover any monetary benefits in connection with any such claim, charge or proceeding).

As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement. You further acknowledge and agree that you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the Claims referenced in this Paragraph 3.

4.	Return of Company Property - You confirm that you have returned to the Company all Company-owned property in your possession and control, including, without limitation, all keys, files, documents and records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, etc.), Company identification and Company vehicles, and that you have left intact all electronic records and other Company documents, including, but not limited to, those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or and computer accounts.

5.	Non-Disparagement - You agree not to make any statement, written or oral, or cause any encourage others to make any statements, written or oral, that defame, disparage or in any way criticize the reputation, practices, products, services, business prospects, or conduct of the Company, its current or former officers, directors, shareholders, employees or agents, or any other affiliated party involved in a business relationship with the Company. This obligation extends to statements, written or oral, made in any manner (including email and social media) to anyone, including but not limited to, to the new media , investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present) and clients.

Datawatch Corporation | 271 Mill Road | Quorum Office Park | Chelmsford, MA 01824 | T: 978.441.2200 | F: 978.441.1114 | www.datawatch.com

6.	Compliance with Non-Competition Agreement - By signing this Agreement, you confirm the existence and continued validity of the Non-Competition Agreement, and represent and warrant that you have fully complied with all terms of the Non-Competition Agreement to date and that you will continue to do so going forward, in accordance with its terms.

7.	Cooperation - You hereby agree to provide any and all necessary assistance to and cooperation with the Company if called upon by it with regard to: (a) the transition of your job responsibilities at the Company, and (b) any lawsuit, claim, action, investigation, administrative review or otherwise that may be brought by a third party against the Company and which may involve facts or knowledge of which you may be aware as a result of your employment or position with the Company.

8.	Consequences of Breach - You understand and agree that the Company may terminate your eligibility for the Severance Benefits if you violate this Agreement, and that the Company shall further have the right to recover from you any Severance Pay or Benefits Continuation paid to you or on your behalf during any time periods following the commencement of any such breach. You further agree that a breach of Paragraphs 3, 4, 5, 6, 7 and/or 8 herein would result in irreparable harm to the Company and that money damages would not provide an adequate remedy. Therefore, you agree that in addition to any other rights that it may have, the Company shall have the right to specific performance and injunctive relief in the event you breach any of those Paragraphs of this Agreement, as well as to an award of its attorneys’ fees in connection with its efforts to enforce its rights under this Agreement.

9.	Compliance with Section 409A - The Severance Benefits shall be subject to and compliant with any requirements provided under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company shall have no liability to you or any other person if the payments and benefits provided that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

10.	Amendment/Waiver - This Agreement may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by you and by a duly authorized representative of the Company. No delay of omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by a duly authorized representative of the waiving party. A waiver or consent given by the Company on any once occasion shall be effective only in that instance and shall not be construed as a bar to or wavier or any right on any other occasion.

11.	Absence of Reliance - In signing this Agreement, you affirm that no other promises or representations of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement, and that are not relying upon any promises, statements or representations made by anyone at or on behalf of the Company, except as set forth expressly in the Agreement.

12.	Validity; Interpretation - Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall enforced to the fullest extent possible, with the remaining invalid portions deemed not to be a part of this Agreement. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.

13.	Non-admission - This Agreement is a severance agreement and shall not be construed as an admission of any liability by the Company to you or of any act of wrongdoing by the Company. The Company specifically disclaims that it or any of its representatives has engaged in any wrongdoing or has taken any action that would be the basis for any finding of liability. This Agreement may not be used as evidence in any proceeding of any kind, except a proceeding in which one of the parties alleges a breach of the terms of this Agreement or a proceeding in which one of the parties elects to use this Agreement as a defense to any claim.

Datawatch Corporation | 271 Mill Road | Quorum Office Park | Chelmsford, MA 01824 | T: 978.441.2200 | F: 978.441.1114 | www.datawatch.com

14.	Applicable Law - This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

15.	Entire Agreement - This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company (including but not limited to the September 2012 letter agreement between you and the Company), provided that the Non-Competition Agreement shall survive execution of this Agreement and remain in full force and effect, and the Stock Agreements shall survive execution of this Agreement and remain in full force and effect except as expressly modified by Paragraph 1(C) herein.

16.	Time for Consideration; Effective Date - This Agreement is intended to comply with the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”) with regard to your waiver and release of rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”). To that end, you agree and acknowledge as follows:

                                                               i.      You are specifically waiving rights and claims under the ADEA.

                                                             ii.      You understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you.

                                                           iii.      You are receiving consideration in addition to what you would otherwise be entitled.

                                                           iv.      You have been advised to consult with or seek advice from an attorney of your choosing before executing this Agreement.

                                                             v.      You acknowledge that you have had a period of twenty-one (21) days to consider the decision to enter into this Agreement. You also understand and agree that any changes to this letter agreement, whether material or immaterial, will not restart the 21-day review period.

                                                           vi.      You may revoke your acceptance of this Agreement in the seven (7) day period following the date on which you sign the Agreement (the “Revocation Period”). Notice of revocation must be in writing, and delivered to the Company’s Acting Vice President of Human Resources, within the Revocation Period. This Agreement will not become effective or enforceable until the Revocation Period has expired. This Agreement shall become effective on the first business day following the expiration of the Revocation Period (the “Effective Date”).

17.	Counterparts - This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to have the same legal effect as originals. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, administrators, representatives, executors, successors, and assigns.

Datawatch Corporation | 271 Mill Road | Quorum Office Park | Chelmsford, MA 01824 | T: 978.441.2200 | F: 978.441.1114 | www.datawatch.com

If you have any questions about the matters covered in this Agreement, please contact me at (978) 275-8215.

Very truly yours,

DATAWATCH CORPORATION.

By:
Brigid MacDonald
Vice President, Human Resources

I hereby voluntarily and knowingly agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement, I understand it fully, and I have voluntarily chosen to execute this on the date below. I intend that this Agreement become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

Date
Employee Name: Ben Plummer

To be returned no later than the close of business on Monday, May 11, 2015.

Datawatch Corporation | 271 Mill Road | Quorum Office Park | Chelmsford, MA 01824 | T: 978.441.2200 | F: 978.441.1114 | www.datawatch.com